EXHIBIT 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of May 22, 2008 (the “Effective Date”), by and between Hasbro, Inc., a Rhode Island corporation with a principal place of business at 1011 Newport Avenue, Pawtucket, RI 02862 (“Hasbro”), and Brian Goldner, an individual with a residence at 387 Washington Road, Barrington, RI 02806 (the “Executive”).

WHEREAS, Hasbro and Executive entered into an Employment Agreement effective January 20, 2006 in connection with Executive’s elevation to the position of Chief Operating Officer;

WHEREAS, Executive will be elevated to the position of President and Chief Executive Officer effective May 22, 2008, and the parties wish to enter into an Amended and Restated Employment Agreement in connection with Executive’s assumption of his new responsibilities;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

TERM OF EMPLOYMENT.  The term of this Agreement shall commence on the Effective Date, and unless extended pursuant to the provisions of this Section or terminated pursuant to the provisions of Section 4 of this Agreement, shall end on May 21, 2011 (the “Term”).  Notwithstanding the foregoing, the Term shall continue to automatically be extended for periods of one (1) year so long as neither party provides written notice to the other of its intent to terminate by a date which is at least one hundred and eighty (180) days prior to the then-current expiration date of the Agreement.

2.

TITLE.  Executive shall serve as President and Chief Executive Officer, and agrees to undertake the duties and responsibilities described herein and such other duties and responsibilities as are deemed appropriate by Hasbro’s Board of Directors.  Executive agrees to devote his entire business time, attention and energies to the business and interests of Hasbro during the Term.  Executive agrees to comply with all applicable Hasbro policies that are in effect during the Term.

3.

COMPENSATION AND BENEFITS.

3.1   SALARY.  For the portion of the 2008 calendar year beginning as of the Effective Date, Hasbro shall pay to Executive an annualized base salary of One Million Dollars ($1,000,000) in biweekly installments, less all applicable taxes and withholdings.  Beginning in or about February of 2009, and in each year thereafter that this Agreement is in effect, Executive’s salary shall be reviewed in accordance with Hasbro’s compensation guidelines for senior executives, and adjusted to the extent, if any, deemed appropriate by Hasbro’s Compensation Committee and Board of Directors.

3.2   MANAGEMENT INCENTIVE PLAN BONUS.  For the 2008 fiscal year, Executive shall be eligible to receive a management incentive plan bonus based on a target of one hundred and twenty-five percent (125%) of Executive’s earned base salary for the incentive year.  Beginning in 2009, and for each fiscal year thereafter that this Agreement is in effect, Executive’s target bonus shall be reviewed in accordance with Hasbro’s compensation philosophy, market conditions and other factors deemed relevant by the Compensation Committee, and adjusted to the extent, if any, deemed appropriate by Hasbro’s Compensation Committee.  Actual bonus awards shall be determined in the discretion of Hasbro’s Compensation Committee pursuant to the terms of Hasbro’s Senior Management Annual Performance Plan (or the successor thereto) (the ”SMPP”).

3.3   EQUITY GRANT.  Hasbro intends to grant Executive Two Million Dollars ($2,000,000) worth of Hasbro restricted stock units (RSU’s), pursuant to the terms of Hasbro’s 2003 Stock Incentive Performance Plan (the “SIPP”), effective upon the date such award is approved by the Hasbro Compensation Committee.  The precise number of RSU’s to be granted will be determined by dividing 2,000,000 by the average of the high and low sales prices of Hasbro’s common stock on May 22, 2008, and rounded to the nearest whole number.  The RSU’s shall vest in one installment on the third anniversary of the effective date of the grant, shall be governed by the terms of the SIPP, and shall be conditioned upon Executive’s execution of Hasbro’s standard form of restricted stock unit agreement.  Executive hereby elects to defer receipt of the RSU’s and any associated dividends until such date as he is no longer employed by Hasbro, or, if required to comply with the rules of Section 409A of the Internal Revenue Code (“Section 409A”), six (6) months following “separation from service” as defined under Section 409A.  Executive shall not be entitled to any voting rights with respect to the RSU’s.  Hasbro shall credit Executive’s deferred compensation account in the amount of any dividends accruing with respect to the RSU’s, with the understanding that such dividends shall begin to accrue as of the first record date following the vesting of said RSU’s.

3.4   OTHER LONG-TERM INCENTIVES.  Executive shall participate in Hasbro’s long-term incentive program, with awards to be made in the form and amounts determined by Hasbro’s Compensation Committee.

3.5   FRINGE BENEFITS.  Executive shall be entitled to participate in benefit programs that Hasbro establishes and makes available to its senior officers to the extent that Executive’s position, tenure, salary and other qualifications make Executive eligible to participate, including but not limited to Hasbro’s group life insurance, short and long term disability insurance, vacation, medical, dental, defined contribution and deferred compensation programs for salaried executives, as in effect from time-to-time.

3.6   CHANGE OF CONTROL AGREEMENT.  Hasbro and the Executive have entered into a Change of Control Agreement dated March 18, 2000 (the “Change of Control Agreement”), and nothing in this Agreement shall be read to modify, cancel or supersede the Change of Control Agreement or the provisions thereof.

4.

EMPLOYMENT TERMINATION.  This Agreement and Executive’s employment shall terminate upon the occurrence of any of the following:

4.1   At the election of Hasbro, for Cause, immediately upon written notice to Executive by Hasbro.  For the purposes of this Section 4.1, termination for “Cause” shall be deemed to exist upon (a) Executive’s refusal to perform (i) Executive’s assigned duties for Hasbro; or (ii) Executive’s obligations under this Agreement; (b) conduct of the Executive involving fraud, gross negligence or willful misconduct or other action which damages the reputation of Hasbro; (c) Executive’s indictment for or conviction of, or the entry of a pleading of guilty or nolo contendere by Executive to, any crime involving moral turpitude or any felony; (d) Executive’s fraud, embezzlement or other intentional misappropriation from Hasbro; or (e) Executive’s material breach of any material policies, rules or regulations of employment which may be adopted or amended from time to time by Hasbro.  Hasbro shall provide Executive notice in writing of any alleged violation of (a) or (e) above, after which Executive shall have thirty (30) days to cure such violation.  Hasbro’s financial performance or the financial performance of operating units for which Executive is responsible shall not constitute a basis for Hasbro to terminate Executive for Cause or refuse to provide any severance benefits under this Agreement;

4.2   Thirty (30) days after Executive’s death or Disability.  As used in this Agreement, the term “Disability” shall mean Executive’s inability, due to a physical or mental disability, for a period of 180 consecutive days, to perform the services contemplated under this Agreement, with or without reasonable accommodation.  A determination of Disability shall be made by a physician satisfactory to both Executive and Hasbro, provided that if Executive and Hasbro do not agree on a physician, Executive and Hasbro shall each select a physician and these together shall select a third physician, whose determination as to Disability shall be binding on all parties;

4.3   At the election of either party without Cause, upon sixty (60) days prior written notice to the other party hereto; or

4.4   At Executive’s election with Good Reason.  For purposes of this Agreement, “Good Reason” shall mean termination by Executive of his employment, upon thirty (30) days written notice, for any of the following reasons: (a) a material reduction in Executive’s base salary or target bonus, without his consent, unless such reduction is due to a generally applicable reduction in the compensation of Hasbro’s senior executives, or (b) an organizational change in which Executive no longer serves as President and Chief Executive Officer of Hasbro; provided, however, that Executive may not terminate his employment for “Good Reason” unless he; (a) gives written notice of his intent to terminate his employment under this provision (including the reasons therefor) within thirty (30) days of the event giving rise to the right to terminate, and (b) Hasbro fails to cure the material reduction or restore Executive’s title within thirty (30) days of its receipt of the written notice.

5.

EFFECT OF TERMINATION.

5.1   TERMINATION FOR CAUSE OR AT EXECUTIVE’S ELECTION.  In the event this Agreement and Executive’s employment are terminated for Cause pursuant to Section 4.1, or at Executive’s election for other than Good Reason pursuant to Section 4.3, Hasbro shall pay Executive the compensation and benefits otherwise payable to Executive under Section 3 through the last day of Executive’s actual employment by Hasbro.

5.2   TERMINATION FOR DEATH OR DISABILITY. If this Agreement and Executive’s employment are terminated by death or because of Disability pursuant to Section 4.2, Hasbro shall pay to Executive’s estate or to Executive, as the case may be, the compensation which would otherwise be payable to Executive up to the end of the month in which the termination of Executive’s employment because of death or Disability occurs.  All stock options, restricted stock, restricted stock units and contingent performance share awards granted to Executive shall vest and be exercisable in accordance with the relevant agreements and plans.

5.3   TERMINATION AT THE ELECTION OF HASBRO OR FOR GOOD REASON.  If this Agreement and Executive’s employment are terminated at the election of Hasbro without Cause pursuant to Section 4.3, or at the election of Executive with Good Reason pursuant to Section 4.4, and provided Executive executes a full and complete release in a form prepared by Hasbro and approved by Executive, and complies with the terms and conditions of Hasbro’s Severance Plan for Salaried Employees, then Executive shall be entitled to: (a) a severance amount (“Severance”) equal to two (2) times Executive’s target cash (base plus bonus) compensation for the fiscal year immediately prior to the year in which termination occurs, which Severance shall be paid in eighteen (18) equal monthly installments, the first of which shall be made six (6) months after the effective date of termination; (b) continuation of Executive’s then–current level of life insurance and medical, dental and vision coverage, with the Company and Executive sharing the cost on the same basis as it is shared on the last day of Executive’s employment, until the date Executive commences new employment or two years from the effective date of Executive’s termination, whichever is earlier; and (c) acceleration of all unexpired, unvested stock options and time-based restricted stock or restricted stock units, such that said stock options and restricted stock or restricted stock units become fully vested as of the termination of Executive’s employment.  In addition, to the extent Executive is the holder of any unvested contingent stock performance award (“Award”), he shall be entitled to the number of shares of common stock, if any, that would have been earned based on achievement of the applicable targets during the full relevant Performance Period (as defined under the Award), pro-rated by multiplying that number of shares by a fraction the numerator of which is the number of days from the start of the Performance Period to the effective date of Executive’s termination and the denominator of which is the total number of days of the applicable Performance Period.  Any shares to be distributed pursuant to an unvested Award shall be provided to Executive after the end of the applicable Performance Period for that Award.  If Executive begins new employment during the period in which Severance is payable, the entitlement to monthly Severance payments will end, and the Company will instead pay Executive a lump-sum payment equal to one-half of the amount of Severance that is unpaid as of the date Executive begins his new employment.

5.4   NO OTHER SEVERANCE.  Executive shall not be entitled to any benefits beyond those provided for in this Section 5 by virtue of termination of his employment or this Agreement, except as provided in the event of a “change of control” pursuant to the terms of his Change of Control Agreement.  In the event of a “change of control,” the benefits payable hereunder shall be reduced by any termination benefits payable under the Change of Control Agreement.

5.5   OTHER EFFECTS OF TERMINATION.  Executive agrees that upon termination of his employment for any reason, Executive’s position as a Board member or officer of Hasbro or any subsidiary or affiliate of Hasbro will automatically terminate, unless otherwise mutually agreed in writing by the parties.

6.

NON-COMPETITION AND NON-SOLICITATION.

6.1   In consideration of Hasbro’s commitments under this Agreement, for a period of two (2) years after the termination of Executive’s employment with Hasbro (including any of its affiliates), Executive shall not, in the geographical area in which Hasbro or any of its affiliates does business or has done business at the time of his employment termination, directly or indirectly engage in any business or enterprise that develops, manufactures, markets, or sells toys or games (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly held company).  It is the parties’ intent that this non-competition obligation shall not apply to entities whose involvement in the toy or game business is limited to licensing third parties to develop and sell toys or games.  It is also intended that an entity’s own sales of toys or games, considered by itself, would not cause it to be deemed a competitor if such sales are limited exclusively to company-owned stores and/or theme parks.

6.2   For a period of two (2) years after the termination of Executive’s employment with Hasbro (including any of its affiliates), Executive shall not, either alone or in association with others (a) solicit, recruit, induce, attempt to induce or permit any organization directly or indirectly controlled by Executive to solicit, recruit, induce or attempt to induce any employee of Hasbro to leave the employ of Hasbro, or (b) solicit, recruit, induce, attempt to induce for employment or hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by Executive to solicit, recruit, induce, attempt to induce for employment or hire or engage as an independent contractor, any person who is employed by Hasbro or who was employed by Hasbro at any time during the term of Executive’s employment with Hasbro, provided that this clause (b) shall not apply to any individual whose employment  with Hasbro has been terminated for a period of six (6) months or longer.

6.3   For a period of two (2) years after the termination of Executive’s employment with Hasbro (including any of its affiliates), Executive shall not, either alone or in association with others, solicit, divert or take away, or attempt to solicit, divert or take away, or permit any organization directly or indirectly controlled by Executive to solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts of Hasbro, which were contacted, solicited or served by Hasbro at any time during Executive’s employment with Hasbro.

6.4   The geographic scope of this Section 6 shall extend to anywhere Hasbro or its respective subsidiaries is doing business at the time of termination or expiration of this Agreement.  If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

6.5   Executive acknowledges that the restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of Hasbro and are considered by Executive to be reasonable for such purpose.  Executive agrees that any breach of this Section 6 will cause Hasbro substantial and irrevocable damage, and therefore, in the event of any such breach, in addition to such other remedies which may be available, Hasbro shall have the right to obtain and receive specific performance and injunctive relief without posting a bond or other security.

6.6   If it is determined by a court of law that Executive violated the provisions of this Section 6, he shall continue to be bound by the restrictions set forth therein until a period of two (2) years has expired without any violation of such provisions.  Executive further agrees that in the event he violates the provisions of this Section 6, Hasbro shall have no obligation to pay or provide any of the benefits described in Section 5.3.  In addition, in the event of any such violation, Executive agrees to forfeit and pay to Hasbro the total Net Proceeds obtained with respect to any unvested stock options, restricted stock, restricted stock units, contingent stock performance awards or other equity accelerated or provided pursuant to Section 5.3.  For purposes of this Agreement, “Net Proceeds” shall be computed for each stock option grant accelerated pursuant to Section 5.3 by multiplying the number of accelerated options times the difference between the closing price of Hasbro’s common stock on the last day of employment and the original exercise price for the grant being accelerated. “Net Proceeds” for each share of restricted stock or restricted stock unit accelerated pursuant to Section 5.3 shall be computed by multiplying the number of shares or units accelerated by the closing price of Hasbro’s common stock on Executive’s last day of employment.  “Net Proceeds” for each share of stock provided pursuant to an unvested contingent stock performance award shall be computed by multiplying the number of shares provided pursuant to the Award by the closing price of Hasbro’s common stock on the day such shares are provided to Executive.  “Net Proceeds” will be computed without regard to any subsequent increase or decrease, if any, in the market price of Hasbro’s common stock.  The foregoing amounts will be owed regardless of whether or not the accelerated options have been exercised or the underlying shares of common stock have been sold.

7.

NOTICES.  All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Mail, by registered or certified mail, postage prepaid, addressed to Hasbro at 1011 Newport Avenue, Pawtucket, RI  02862  Attention: General Counsel and to Executive and Executive’s attorney, Robert F. Krug, Jr., Carponelli & Krug,  230 W. Monroe Street, Suite 250, Chicago, IL  60606, or at such other address or addresses as either party shall designate to the other in accordance with this Section 7.

8.

ENTIRE AGREEMENT.  This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, with the exception of the Change of Control Agreement and the Hasbro Invention Assignment and Proprietary Information Agreement, which shall both remain in full force and effect.

9.

AMENDMENT.  This Agreement may be amended or modified only by a written instrument executed by Executive and Hasbro.

10.

GOVERNING LAW.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Rhode Island and Executive consents to the exclusive jurisdiction of the Federal District Court for the District of Rhode Island to resolve all disputes arising out of Executive’s employment relationship with the Company.

11.

SUCCESSORS AND ASSIGNS.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which Hasbro may be merged or which may succeed to its assets or business, provided, however, that Executive’s obligations are personal and shall not be assigned by Executive.

12.

MISCELLANEOUS.

12.1  No delay or omission by Hasbro in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by Hasbro on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

12.2  The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any Section of this Agreement.

12.3  In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

12.4  SURVIVAL.  The provisions of Sections 5, 6, 7, 10, 11 and 12 shall survive the expiration or earlier termination of this Agreement.

12.5  To the extent any payment to Executive under this agreement must be delayed until six months following separation from service to comply with the rules of Section 409A, as reasonably determined by Hasbro, it will be so delayed (but only to the extent as is required to comply with such rules).  Executive acknowledges that he is currently a “specified employee” under Section 409A and that future determinations as to whether Executive is a “specified employee” will be made by Hasbro.  In addition, to the extent a change in the timing or nature of any payment called for under this Agreement is necessary to qualify for deductibility under Section 162 (m) of the Internal Revenue Code, as reasonably determined by Hasbro, then that payment may be made in a different form or with different timing, provided that the change does not create a net detrimental economic impact with respect to Executive’s overall compensation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year set forth above.

Hasbro, Inc.

Brian Goldner

/s/ Alfred J. Verrecchia

/s/ Brian Goldner

By:  Alfred J. Verrecchia

Title: Chairman

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